Exhibit 3.8

COMPANIES ACTS 1963 TO 2012

A PRIVATE UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

OF

ANCESTRY INFORMATION OPERATIONS COMPANY

MATHESON

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

TEL + 353 1 232 2000

FAX + 353 1 232 3333

COMPANIES ACTS 1963 TO 2012

A PRIVATE UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

OF

ANCESTRY INFORMATION OPERATIONS COMPANY

1.	The name of the Company is Ancestry Information Operations Company.

2.	The objects for which the Company is established are:-

2.1	To carry on the business of an online professional genealogy organisation, including associated software design and development, data processing and storage and the provision of all other related genealogy products and services of every description.

2.2	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company and to carry on any other business (whether manufacturing or otherwise) (except the issuing of policies of insurance) which may seem to the Company capable of being conveniently carried on in connection with the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

2.3	To purchase, take on lease or in exchange or otherwise acquire real and chattel real property of all kinds and in particular lands, tenements and hereditaments of any tenure whether subject or not to any charges or incumbrances, and to hold or to sell, develop, let, alienate, mortgage, charge, or otherwise deal with all or any of such lands, tenements or hereditaments for such consideration and on such terms as may be considered expedient.

2.4	To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

2.5	To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation of undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public, municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, contingencies and choses in action.

2.6	To invest any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

2.7	To purchase or otherwise acquire and undertake, the whole or any part of the business, goodwill, property, assets and liabilities of any person firm or company, or to acquire an interest in, amalgamate with, or enter into partnership or into any arrangement for sharing profits, union of interests, or for co-operation, joint venture or for mutual assistance or reciprocal concession with any such person, firm or company, and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

2.8	To sell or otherwise dispose of the whole or any part of the business, undertaking, property or investments of the Company, either together or in portions for such consideration and on such terms as may be considered expedient.

2.9	To pay for any property, assets or rights acquired by the Company, and to discharge or satisfy any debt, obligation or liability of the Company, either in cash or in shares with or without preferred or deferred rights in respect of dividend or repayment of capital or otherwise, or by any other securities which the Company has power to issue, or partly in one way and partly in another, and generally on such terms as may be considered expedient.

2.10	To accept payment for any property, assets or rights disposed of or dealt with or for any services rendered by the Company, or in discharge or satisfaction of any debt, obligation or liability to the Company, either in cash or in shares, with or without deferred or preferred rights in respect of dividend or repayment of capital or otherwise, or in any other securities, or partly in one way and partly in another, and generally on such terms as may be considered expedient.

2.11	To advance, deposit or lend money, securities and property to or with such persons and on such terms as may seem expedient.

2.12	To borrow or raise money in any such manner and on such terms and for such purposes as the Company shall think fit, whether alone or jointly and/or severally with any person or persons, including, without prejudice to the generality of the foregoing, by the issue of debentures or debenture stock (perpetual or otherwise), and to secure, with or without consideration, the payment or repayment of any money borrowed, raised, or owing or any debt, obligation or liability of the Company or of any person whatsoever in such manner and on such terms as the Company shall think fit, and in particular by mortgage, charge, lien or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, undertaking, rights or assets of any description, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

2.13	To receive money on loan upon such terms as the Company may approve and to guarantee, enter into any suretyship or joint obligation, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, the payment of any debts or the performance of any contract or obligation of any company or association or undertaking or of any person (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority (whether supreme, local, municipal or otherwise) or company) including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company (as defined in Section 155 of the Companies Act 1963 or any statutory modification or re-enactment thereof,) or another subsidiary (as defined by Section 155 of the Companies Act 1963) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

2.14

As an object of the Company and as a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a current or interest rate exposure or any other exposure or for any other purpose whatsoever, to engage in currency exchange, interest rate and commodity transactions, derivative transactions and any other financial or other transactions of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any such other foreign exchange or interest rate or commodity or other hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing.

2.15	To the extent that the same is permitted by law, to give financial assistance for the purpose of or in connection with a purchase or subscription of or for shares in the Company or the Company’s holding company for the time being (as defined by Section 155 of the Companies Act 1963) and to give such assistance by any means howsoever permitted by law.

2.16	To redeem, purchase or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital.

2.17	To apply for, purchase or otherwise acquire and hold, use, develop, protect, sell, licence or otherwise dispose of, or deal with patents, brevets d’invention, copyrights, designs, trade marks, secret processes, know-how and inventions and any interest therein.

2.18	To form, promote, finance or assist any other company or association, whether for the purpose of acquiring all or any of the undertaking, property and assets of the Company or for any other purpose which may be considered expedient.

2.19	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

2.20	To draw, make, accept, endorse, discount, negotiate, and issue bills of exchange, promissory notes, bills of lading and other negotiable or transferable instruments.

2.21	To act as managers, consultants, supervisors and agents of other companies or undertakings and to provide for such other companies or undertakings, management, advisory, technical, purchasing, selling and other services, and to enter into such contracts and agreements as are necessary or advisable in connection with the foregoing.

2.22	To establish, regulate and discontinue franchises, agencies and branches, appoint agents and others to assist in the conduct or extension of the Company’s business and to undertake and transact all kinds of trust, agency and franchise business which an ordinary individual may legally undertake.

2.23	To make gifts or grant bonuses to the directors or any other persons who are or have been in the employment of the Company including substitute and alternate directors.

2.24	To make such provision for the education and training of employees and prospective employees of the Company and others as may seem to the Company to be advantageous to or calculated, whether directly or indirectly, to advance the interests of the Company or any member thereof.

2.25	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company or directors or ex-directors of the Company and the wives, widows and families dependents or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

2.26	To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill or influence or otherwise and to pay the premiums on such insurance.

2.27	To undertake and execute the office of nominees for the purpose of holding and dealing with any real or personal property or security of any kind for or on behalf of any government, local authority, mortgagee, company, person or body; to act as nominee or agent generally for any purpose and either solely or jointly with another or others for any person, company, corporation, government, state or province, or for any municipal or other authority or local body; to undertake and execute the office of trustee, executor, administrator, registrar, secretary, committee or attorney; to undertake the management of any business or undertaking or transaction, and generally to undertake, perform and fulfil any trust or agency business of any kind and any office of trust or confidence.

2.28	To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

2.29	To establish, on and subject to such terms as may be considered expedient, a scheme or schemes for or in relation to the purchase of, or subscription for, any fully or partly paid shares in the capital of the Company by, or by trustees for, or otherwise for the benefit of, employees of the Company or of its subsidiary or associated companies.

2.30	To vest any real or personal property, rights or interest acquired by or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

2.31	To enter into any arrangements with any governments or authorities (supreme, municipal, local or otherwise), or any corporations, companies or persons that may seem conducive to the attainment of the Company’s objects, or any of them and to obtain from any such government, authority, corporation, company, or person any charters, contracts, decrees, rights, privileges and concessions, including grant aid, which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges, concessions and grant agreements.

2.32	To apply for, promote and obtain any Act of the Oireachtas, provisional order or licence of the Minister for Enterprise, Trade & Employment or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated, directly or indirectly, to prejudice the Company’s interests.

2.33	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

2.34	To remunerate, by cash payment or allotment of shares or securities of the Company credited as fully paid up or otherwise, any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

2.35	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures, or other securities of any other company belonging to the Company or of which the Company may have the power of disposing.

2.36	To procure the Company to be registered in any part of the world.

2.37	To transact or carry on any other business which may seem to the Company capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

2.38	To do all or any of the above things in any part of the world, either alone or in conjunction with others and either as principals, agents, contractors, factors, trustees or otherwise and either by or through agents, contractors, factors, trustees or otherwise.

The word “company” in this clause except where used in reference to this Company, where the context so admits, shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated or whether domiciled or registered in Ireland, the United Kingdom of Great Britain and Northern Ireland or elsewhere and the intention is that in the construction of this clause the objects set forth in each of the foregoing sub-paragraphs shall, except where otherwise expressed in the same paragraph, be regarded as independent objects and accordingly shall in no way be limited or restricted by reference to or inference from the terms of any other sub-clause or the name of the Company, but may be carried out in as full and ample a manner and construed in as wide a sense as if each defined the objects of a separate and distinct Company.

PROVIDED ALWAYS that the provisions of this clause shall be subject to the Company obtaining, where necessary for the purpose of carrying any of its objects into effect, such licence, permit or authority as may be required by law.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber

Signed:

William Craig Stern

For and on behalf of

Ancestry Ireland LLC

c/o The Corporation Trust Company

Corporation Trust Center,

1209 Orange Street,

Wilmington,

Delaware 19801,

United States.

Body Corporate

Signed:

William Craig Stern

For and on behalf of

Ancestry Ireland GP

c/o The Corporation Trust Company

Corporation Trust Center,

1209 Orange Street,

Wilmington,

Delaware 19801,

United States.

Body Corporate

999 (Nine Hundred and Ninety Nine Shares) 1 (One Share)

Total shares taken	(One Thousand Shares) 1,000

Dated 2nd day of September 2011

Witness to the above signature:

Name: Judi Robinson Address: 360 W. 4800, N. Provo, UT Occupation: Executive Assistant

COMPANIES ACTS 1963 TO 2012

A PRIVATE UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

OF

ANCESTRY INFORMATION OPERATIONS COMPANY

(As amended by Special Resolution dated 7 May 2013)

MATHESON

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

TEL + 353 1 232 2000

FAX + 353 1 232 3333

COMPANIES ACTS 1963 TO 2012

A PRIVATE UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

OF

ANCESTRY INFORMATION OPERATIONS COMPANY

(As amended by Special Resolution dated 7 May 2013)

29.	Managing Director or chief executive	16
30.	Alternate Directors	17
31.	Secretary	17
32.	Company Seal and authentication of documents	18
33.	Record Dates	18
34.	Dividends	18
35.	Accounts	19
36.	Capitalisation of Profits	20
37.	Auditors	21
38.	Notices	21
39.	Winding Up	22
40.	Indemnity	22

1.	INTERPRETATION

1.1	The regulations in Part III of Table E in the First Schedule of the Companies Act 1963 do not apply to the Company.

1.2	In these Articles:

the “1983 Act” means the Companies (Amendment) Act 1983;

the “1990 Act” means the Companies Act 1990;

the “Act” means the Companies Act 1963 and every statutory modification or re-enactment thereof for the time being in force;

the “Acts” means the Companies Acts 1963 to 2009;

“Articles” means these articles of association, as amended from time to time;

“Auditors” means the auditors of the Company from time to time;

“Clear Days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Company” means Ancestry Information Operations Company;

“Director” means a director of the Company and the “Directors” means the Directors or any of them acting as the board of Directors of the Company;

“dividend” means dividend or bonus;

the “holder” in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“Office” means the registered office of the Company;

“paid” means paid or credited as paid;

“seal” means the common seal of the Company and includes any official seal kept by the Company by virtue of Section 41 of the Act; and

“Secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

1.3	In these Articles:

(a)	Words denoting the singular number include the plural number and vice versa, words denoting a gender include each gender and words denoting persons include corporations;

(b)	Words or expressions contained in these Articles which are not defined in these Articles but are defined in the Acts have the same meaning as in the Acts (but excluding any modification of the Acts not in force at the date of adoption of these Articles) unless inconsistent with the subject or context;

(c)	any reference to any statute, statutory provision or to any order or regulation shall be construed as a reference to the statute, provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of adoption of these Articles) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of adoption of these Articles);

(d)	headings are inserted for convenience only and do not affect the construction of these Articles;

(e)	any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state or agency of a state or any association or partnership (whether or not having separately good personality);

(f)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them and except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(g)	references to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, and “written” shall be construed accordingly.

2.	PRIVATE COMPANY

The Company is a private company within the meaning of the Acts, and accordingly:

(a)	the right to transfer shares is restricted in the manner hereinafter prescribed;

(b)	the number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were, while in that employment, and have continued after the termination of that employment to be, members of the Company) with which the Company proposes to be registered is two, but the Directors may from time to time, subject to the Articles hereinafter expressed, register an increase of members;

(c)	any invitation to the public to subscribe for any shares, debentures or other securities of the Company is prohibited; and

(d)	the Company shall not have power to issue share warrants to bearer.

3.	SHARE CAPITAL

3.1	The share capital of the Company is €1,000,000 divided into 1,000,000 Ordinary Shares of €1.00 each. All shares rank pari passu in all respects and carry the right to receive notice of or attend, speak and vote at general meetings.

3.2	Subject to the provisions of the Acts and without prejudice to any rights attached to any existing shares, any share may be issued with such preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by special resolution determine.

3.3	Subject to the provisions of the Acts, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by the Articles. Subject as aforesaid, the Company may cancel any shares if so redeemed or may hold them as treasury shares and re-issue any such treasury shares as share of any class or classes.

4.	VARIATION OF RIGHTS

4.1	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Acts, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of three fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class but not otherwise.

4.2	The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

4.3	To every such separate general meeting held pursuant to Article 4.1 all the provisions of these Articles relating to general meetings of the Company shall apply but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third in nominal amount of the issued shares of that class (but so that if at any adjourned meeting of such members a quorum as above defined is not present those members who are present shall be a quorum). Any holder of the shares of the class present in person or by proxy may demand a poll each such person shall upon such poll have one vote in respect of every share of the class held by him respectively.

5.	ALTERATION OF SHARE CAPITAL

5.1	The Company may from time to time by special resolution:-

(a)	increase the share capital by such sum to be divided into shares of such amount, as the resolution may prescribe;

(b)	consolidate its shares into shares of a larger amount than its existing shares;

(c)	subdivide its shares into shares of a smaller amount than its existing shares;

(d)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; and

(e)	reduce its share capital in any way.

5.2	Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Acts, the Company) and distribute the net proceeds of sale in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

6.	REDEMPTION OF SHARES

Without prejudice to the generality of Article 5.1, the Company will be at liberty at any time to give notice in writing to any holder of any shares of its desire to redeem the same or any of them for a consideration equivalent in value to the par value of the shares or such greater value as may be agreed between the Company and such holders. The Company may at its option satisfy the consideration for such shares by a transfer in specie to the holder of such shares of property or assets of the Company. Upon the satisfaction of the consideration for such shares the holder’s name shall be removed from the register as a holder of the shares specified in the notice or where the Company is redeeming only part of a holder’s shareholding the register shall be amended to reflect the revised shareholding.

7.	COMMISSIONS

The Company may exercise the powers of paying commissions conferred by the Acts. Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

8.	TRUSTS NOT RECOGNISED

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder. This shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

9.	ALLOTMENT OF SHARES

9.1	The Directors are hereby generally and unconditionally authorised pursuant to Section 20 of the 1983 Act to allot relevant securities (as defined for this purpose by Section 20(10) of the 1983 Act) up to an aggregate nominal amount equal to the authorised but as yet unissued share capital of the Company at the date of adoption of these Articles for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) five years after the date of adoption of these Articles. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after that expiry and the Directors may allot relevant securities in pursuance of that offer or agreement as if that authority had not expired.

9.2	The pre-emption provisions in section 23(1) of the 1983 Act shall not apply to any allotment of the Company’s equity securities.

9.3	Subject to any resolution of the Company in general meeting:

(a)	all unissued shares for the time being in the capital of the Company (whether forming part of the original or any increased share capital) shall be at the disposal of the Directors; and

(b)	the Directors may allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as they think fit.

10.	SHARE CERTIFICATES

10.1	Every member, upon becoming the holder of any shares, shall be entitled without payment to receive within two months after allotment or lodgement of a duly stamped transfer (or within such other period as the conditions of issue shall provide) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine. Every certificate shall be executed under seal in accordance with these Articles and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

10.2	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.

11.	LIEN

11.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all dividends payable thereon.

11.2	The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 Clear Days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

11.3	To give effect to a sale the Directors may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

11.4	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is immediately payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

11.5	The Company’s first and paramount lien on every share called or payable at a fixed time in respect of that share and the extension of that lien to all dividends payable thereon shall not apply where any such shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security.

12.	CALLS ON SHARES

12.1	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

12.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

12.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

12.4	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

12.5	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

12.6	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

13.	FORFEITURE OF SHARES

13.1	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

13.2	If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

13.3	Subject to the provisions of the Acts, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the share to that person.

13.4	A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Acts) from the date of forfeiture until payment but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

13.5	A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

14.	FINANCIAL ASSISTANCE

The Company may give any form of financial assistance which is permitted by the Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding company.

15.	TRANSFER OF SHARES

15.1	The instrument of transfer of a share may be in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the transferor and on behalf of the transferee.

15.2	The Directors may, in their absolute discretion and without giving any reason, refuse to register the transfer of a share to any person, whether or not it is fully paid or a share on which the Company has a lien.

15.3	If the Directors refuse to register a transfer of a share, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

15.4	The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in any year) as the Directors may determine.

15.5	No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

15.6	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

15.7	Notwithstanding anything contained in these Articles, the Directors shall promptly register any transfer of shares and shall not suspend registration thereof where such transfer:-

(a)	is to any bank or institution to whom such shares have been charged by way of security or to any nominee or any transferee of such bank or institution (a Secured Institution); or

(b)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(c)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a bank, institution or to any third party to which such shares have been charged by way of security or to any nominee or any transferee of such a bank, institution or third party (a Secured Institution) or its nominee and no Secured Institution or its nominee (each a Relevant Person), shall be required to obtain the approval of the Directors or be subject to, or obliged to comply with, any rights of pre-emption contained in these Articles or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 21 days’ written notice thereof shall have been given to any such Secured Institution by the Company.

16.	TRANSMISSION OF SHARES

16.1	If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

16.2

A person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

16.3	A person becoming entitled to a share in consequence of the death or bankruptcy of a member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

17.	GENERAL MEETINGS

17.1	Annual general meetings of the Company shall be held in the State unless in respect of any particular such meeting either:

(a)	all the members entitled to attend and vote at such meetings consent in writing to its being held elsewhere; or

(b)	a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting.

17.2	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

17.3	So long as the Company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the year following. Subject to Article 17.1, the annual general meeting shall be held at such time and place as the Directors shall appoint.

17.4	All general meetings other than annual general meetings shall be called extraordinary general meetings.

17.5	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default, may be convened by such requisitions, as provided by Section 132 of the Act.

17.6	Where for any purpose an ordinary resolution of the Company is required a special resolution shall also be effective.

18.	NOTICE OF GENERAL MEETINGS

18.1	An annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least 21 Clear Days’ notice. All other extraordinary general meetings shall be called by at least 7 Clear Days’ notice but a general meeting may be called by shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by the auditors and all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote being a majority together holding not less than 90% in nominal value of the shares giving that right.

18.2

Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective unless (except when the Directors have resolved to submit it) notice of the intention to move it has been given to the Company not less than 28 Clear Days

(or such other period as the Acts permit) before the meeting at which it is to be moved, and the Company shall give to the members notice of any such resolutions as required by and in accordance with the provisions of the Acts.

18.3	The notice shall specify the time and place of the meeting and in the case of special business the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such.

18.4	Subject to the provisions of the Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share in consequence of the death or bankruptcy of a member and to the auditors.

18.5	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors in the place of those retiring, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

19.2	No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum provided that, in circumstances where there is only one member of the Company, the quorum for a general meeting shall for all purposes be that member so present.

19.3	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting if convened upon the requisition of members shall be dissolved, in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present, within half an hour from the time appointed for the meeting, the member(s) present shall be a quorum.

19.4	The chairman, if any, of the board of Directors or in his absence some other Director nominated by the Directors shall preside as chairman of the meeting, but if neither the chairman nor such other Director (if any) be present within fifteen minutes after the time appointed for holding the meeting and willing to act, the Directors present shall elect one of their number to be chairman and, if there is only one Director present and willing to act, he shall be chairman.

19.5	If no Director is willing to act as chairman, or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of their number to be chairman.

19.6	A Director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

19.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

19.8	A resolution put to the vote of a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Subject to the provisions of the Acts, a poll may be demanded:

(a)	by the chairman; or

(b)	by at least two members present in person or by proxy having the right to vote at the meeting; or

(c)	by a member or members present in person or by proxy representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right;

and a demand by a person as proxy for a member shall be the same as a demand by the member.

19.9	Unless a poll is demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

19.10	The demand for a poll may, before the poll is taken, be withdrawn and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

19.11	A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

19.12	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

19.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

19.14	No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least 7 Clear Days' notice shall be given specifying the time and place at which the poll is to be taken.

20.	MEMBERS RESOLUTIONS IN WRITING

A resolution in writing executed by or on behalf of each member who would have been entitled to vote on it if it had been proposed at a general meeting at which he was present shall be as effective as if it had been passed at a general meeting properly convened and held. Such a resolution may consist of several instruments each executed in such manner as the Directors may approve by or on behalf of one or more of the members, or a combination of both.

21.	VOTES OF MEMBERS

21.1	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person and every proxy, shall have one vote and on a poll every member shall have one vote for each share of which he is the holder.

21.2	Where there are joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

21.3	A member of unsound mind or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person authorised in that behalf appointed by that court, and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with the Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

21.4	No member shall vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys immediately payable by him in respect of that share have been paid.

21.5	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

21.6	Votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

21.7	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a body corporate either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a member and a member may appoint more than one proxy.

21.8	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place within the State as is specified for that purpose in the notice convening the meeting, before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or in the case of a poll before the time appointed for the taking of the poll, and, in default, the instrument of proxy shall not be treated as valid.

21.9	An instrument appointing a proxy shall be in the following form or in any other form which the Directors may accept:

“[•]

I/We                      of

being a member/members of the above-named Company hereby appoint [•] of [•], or failing him [•] of [•] as my/our proxy to exercise the voting rights attached to [all/[•]] of the shares in the Company held by me/us on my/our behalf at the (annual or extraordinary, as the case may be) general meeting of the Company to be held on [•] and at any adjournment thereof

Signed [•] (Date)

This form is to used *in favour of/against the resolution.

Unless otherwise instructed, the proxy will vote as he thinks fit.

*strike out whichever is not desired.”

21.10	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

21.11	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, if no intimation in writing of such death, insanity, revocation or transfer as aforesaid is received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

21.12	Any body corporate which is a member of the Company may, by resolution of its Directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company.

22.	DIRECTORS

22.1	Unless otherwise determined by ordinary resolution, the number of Directors (other than alternate Directors) shall be not less than two and shall not be more than ten. The first Directors of the Company shall be deemed to have been appointed pursuant to Section 3(5) of the Companies (Amendment) Act 1982.

22.2	The Directors shall be entitled to such remuneration as the Company may by ordinary resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day. The Directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

22.3	No Director shall be required to hold a share qualification but each Director shall nevertheless be entitled to receive notice of and to attend and speak at every general meeting of the Company.

22.4	A Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

23.	BORROWING POWERS

The Directors may exercise all of the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as a security for any debt, liability or obligations of the Company or any third party without any limitation as to amount.

24.	POWERS AND DUTIES OF DIRECTORS

24.1	Subject to the provisions of the Acts, the memorandum and the Articles and to any directions given by special resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.

24.2	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they think fit, and any such power of attorney may contain such provisions for the protection for persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

24.3	The Directors may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as they think fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them Directors of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

24.4	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with Section 194 of the Act.

24.5	A Director may vote in respect of any contract, appointment or arrangement in which he is interested and he shall be counted in the quorum present at the meeting.

24.6	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office as Director for such period and on such terms as to remuneration and otherwise as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

24.7	A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged, and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof.

24.8	Any Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

24.9	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts from monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

24.10	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

24.11	The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

24.12	Without prejudice to the provisions of Article 24.11, the Directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)	a Director, other officer, employee or auditor of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in Article 24.12(a) is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

25.	DISQUALIFICATION OF DIRECTORS

The office of a Director shall be vacated if:

(a)	he ceases to be a Director by virtue of any provision of the Acts or he becomes prohibited by law from being a director; or

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	in the opinion of the board of Directors becomes incapable by reason of mental illness (as defined in the Mental Health Act 2001) of discharging his duties as Director; or

(d)	he resigns his office by notice in writing served on the Company or if he resigns his office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting; or

(e)	he is convicted of an indictable offence unless the Directors otherwise determine; or

(f)	he shall for more than six consecutive months have been absent without permission of the Directors from meetings of Directors held during that period and the Directors resolve that his office be vacated.

26.	ROTATION OF DIRECTORS

26.1	The Directors shall not retire by rotation.

26.2	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Articles.

26.3	The Members of the Company shall, by ordinary resolution, have the power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Articles.

27.	PROCEEDINGS OF DIRECTORS

27.1	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. Where there is an equality of votes, the chairman shall have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors. If the Directors so resolve, it shall not be necessary to give notice of a meeting of Directors to any Director who, being resident in the State, is for the time being absent from the State.

27.2	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two.

27.3	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

27.4	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office, but if no such chairman is elected, or, if at any meeting the chairman is not present within 5 minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

27.5	The Directors may delegate any of their powers to any committee consisting of two or more Directors. The Directors may also delegate to any Director holding any executive office such of their powers as the Directors consider desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate all or any of the powers delegated to two or more Directors (whether or not acting as a committee) or to any employee or agent of the Company. Any such delegation may be made subject to such conditions as the Directors may specify, and may be revoked or altered. Subject to any conditions imposed by the Directors, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of Directors so far as they are capable of applying.

27.6	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within 5 minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

27.7	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and where there is an equality of votes, the chairman shall have a second or casting vote.

27.8	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

27.9	For the purposes of these Articles, the contemporaneous linking together by telephone or other means of audio communication of a number of Directors shall be deemed to constitute a meeting of the Directors, and all the provisions in these Articles as to meetings of the Directors shall apply to such meetings provided that:-

(a)	each of the Directors taking part in the meeting is able to speak, be heard and to hear each of the other Directors taking part;

(b)	at the commencement of the meeting each Director acknowledges his presence and that he accepts that the conversation shall be deemed to be a meeting of the Directors; and

(c)	a Director may not cease to take part in the meeting by disconnecting his telephone or other means of communication unless he has previously obtained the express consent of the chairman of the meeting, and a Director shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting unless he has previously obtained the express consent of the chairman of the meeting to leave the meeting as aforesaid.

A minute of the proceedings at such meeting by telephone or other means of communication shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the chairman of the meeting.

28.	DIRECTORS’ RESOLUTIONS IN WRITING

A resolution in writing executed by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held. For this purpose

(a)	a resolution may be by means of an instrument sent to such address (if any) for the time being notified by the Company for that purpose;

(b)	a resolution may consist of several instruments, each executed by one or more Directors;

(c)	a resolution executed by an alternate Director need not also be executed by his appointer; and

(d)	a resolution executed by a Director who has appointed an alternate Director need not also be executed by the alternate Director in that capacity.

29.	MANAGING DIRECTOR OR CHIEF EXECUTIVE

29.1	The Directors may from time to time appoint one or more of themselves to the office of managing director or chief executive for such period and on such terms as to remuneration and otherwise as they see fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. Without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company, the appointment of a Director so appointed shall be automatically terminated if he ceases from any cause to be a Director but (without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company), his appointment shall be automatically determined if he ceases from any cause to be a Director.

29.2	A managing director or chief executive shall receive such remuneration whether by way of salary, commission or participation in the profits, or partly in one way and partly in another, as the Directors may determine.

29.3	The Directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

30.	ALTERNATE DIRECTORS

30.1	A Director (other than an alternate Director) may appoint any person willing to act, whether or not he is a Director of the Company and who is approved by the majority of the Directors, to be an alternate Director and may remove from office an alternate Director so appointed by him.

30.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointer is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointer as a Director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an alternate Director.

30.3	A Director or any other person may act as alternate Director to represent more than one Director, and an alternate Director shall be entitled at meetings of the Directors or any committee of the Directors to one vote for every Director whom he represents (and who is not present) in addition to his own vote (if any) as a Director, but he shall count as only one for the purpose of determining whether a quorum is present.

30.4	An alternate Director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a Director but shall not be entitled to receive any remuneration from the Company in respect of his services as an alternate Director except such part (if any) of the remuneration otherwise payable to his appointer as such appointer may by notice in writing to the Company from time to time direct. An alternate Director shall be entitled to be indemnified by the Company to the same extent as if he were a Director.

30.5	An alternate Director shall cease to be an alternate Director:

(a)	if his appointer ceases to be a Director; or

(b)	if his appointer revokes his appointment; or

(c)	on the happening of any event which, if he were a Director, would cause him to vacate his office as Director; or

(d)	if he resigns his office by notice to the Company.

30.6	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

30.7	Save as otherwise provided in the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

31.	SECRETARY

31.1	Subject to the provisions of the Acts the Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

31.2	A provision of the Act or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

32.	COMPANY SEAL AND AUTHENTICATION OF DOCUMENTS

32.1	The seal shall only be used by the authority of a resolution of the Directors or of a committee of Directors authorised by the Directors in that behalf and every instrument to which the seal shall be affixed shall be signed by at least one Director and the secretary or by at least two Directors or by any other person authorised by the Directors. For the purpose of the preceding sentence only, “secretary” shall have the same meaning as in the Acts and not the meaning given to it by Article 1.2.

32.2	The Company may exercise the powers conferred by section 41 of the Act with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.

32.3	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Directors or any committee of the Directors;

(c)	any book, record and document relating to the business of the Company (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes of or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Directors or a committee of the Directors shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or, that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.

33.	RECORD DATES

Notwithstanding any other provision of these Articles, the Company or the Directors may fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

34.	DIVIDENDS

34.1	Subject to the provisions of the Acts, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

34.2	Subject to the provisions of the Acts, the Directors may pay interim dividends or effect distributions of specific assets to members if it appears to them that such interim dividends or distributions are justified by the profits of the Company available for distribution. In paying such interim dividends the Directors may satisfy such payment wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payment shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors. If the share capital is divided into different classes, the Directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the Directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

34.3	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act which apply to the Company.

34.4	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they way think it prudent not to divide.

34.5	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

34.6	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

34.7	Any general meeting declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other Company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

34.8	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder, or, where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable in respect of the shares held by them as joint holders.

34.9	No dividend shall bear interest against the Company unless otherwise provided by the rights attached to the share.

34.10	Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company.

35.	ACCOUNTS

35.1	The Directors shall cause proper books of account to be kept relating to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; and.

(b)	all sales and purchases of goods by the Company; and.

(c)	the assets and liabilities of the Company.

35.2	Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

35.3	The books of account shall be kept at the Office or, subject to compliance with the Acts, at such other place as the Directors think fit, and shall at all reasonable times be open to the inspection of the Directors.

35.4	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Directors or by the Company in general meeting.

35.5	The Directors shall from time to time, in accordance with the Acts cause to be prepared and to be laid before the annual general meeting of the Company such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before the annual general meeting of the Company.

35.6	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and auditors’ report shall, not less than 21 days before the date of the annual general meeting be sent to every person entitled under the provisions of the Act to receive them.

36.	CAPITALISATION OF PROFITS

Subject to the provisions of the Acts the Directors may with the authority of an ordinary resolution of the Company:

(a)	subject as hereinafter provided, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

(b)	appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other; but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this regulation, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this regulation in fractions; and

(d)	authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members.

37.	AUDITORS

37.1	Auditors shall be appointed and their duties regulated in accordance with the provisions of the Acts.

37.2	Subject to the provisions of the Acts, all acts done by any person acting as an auditors shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment.

38.	NOTICES

38.1	Any notice to be sent to or by any person pursuant to these Articles (other than a notice calling a meeting of the Directors) shall be in writing to such address (if any) for the time being notified for that purpose to the person giving the notice by or on behalf of the person to whom the notice is sent.

38.2	The Company shall send any notice or other document pursuant to these Articles to a member by whichever of the following methods it may in its absolute discretion determine:

(a)	personally; or

(b)	by posting the notice or other document in a prepaid envelope addressed, in the case of a member, to his registered address, or in any other case, to the person’s usual address; or

(c)	by leaving the notice or other document at that address; or

(d)	by any other method approved by the Directors.

38.3	Unless otherwise provided by these Articles, a member or a person entitled to a share in consequence of the death or bankruptcy of a member shall send any notice or other document pursuant to these Articles to the Company by whichever of the following methods he may in his absolute discretion determine:

(a)	by posting the notice or other document in a prepaid envelope addressed to the Office; or

(b)	by leaving the notice or other document at the Office.

38.4	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

38.5	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

38.6	In the case of joint holders of a share, all notices or other documents shall be sent to the joint holder whose name stands first in the register in respect of the joint holding. Any notice or other document so sent shall be deemed for all purposes sent to all the joint holders.

38.7	A member whose registered address is not within Ireland and who gives to the Company an address within Ireland at which a notice or other document may be sent to him by instrument shall be entitled to have notices or other documents sent to him at that address but otherwise:

(a)	no such member shall be entitled to receive any notice or other document from the Company; and

(b)	without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meetings.

38.8	Proof that an envelope containing a notice or other document was properly addressed, prepaid and posted shall be conclusive evidence that the notice or document was sent. A notice or other document sent by post shall be deemed sent:

(a)	if sent by registered post from an address in Ireland to another address in Ireland, or by a postal service similar to registered post from an address in another country to another address in that other country, on the day following that on which the envelope containing it was posted;

(b)	if sent by airmail from an address in Ireland to an address outside Ireland, or from an address in another country to an address outside that country (including without limitation an address in Ireland), on the third day following that on which the envelope containing it was posted; and

(c)	in any other case, on the second day following that on which the envelope containing it was posted.

38.9	A notice or other document may be sent by the Company to the person or persons entitled to a share in consequence of the death or bankruptcy of a member by sending, in any manner the Company may choose authorised by these Articles for the sending of a notice or other document to a member, addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt or by any similar description at the address, if any, within Ireland as may be supplied for that purpose by and on behalf of the person or persons claiming to be so entitled. Until such an address has been supplied, a notice or other document may be sent in any manner in which it might have been sent if the death or bankruptcy had not occurred.

39.	WINDING UP

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Acts, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

40.	INDEMNITY

Subject to the provisions of the Acts but without prejudice to any indemnity to which a Director may otherwise be entitled, the Company, may at its discretion, provide that any Director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

Names, addresses and descriptions of subscribers

Signed:

William Craig Stern

For and on behalf of

Ancestry Ireland LLC

c/o The Corporation Trust Company

Corporation Trust Center,

1209 Orange Street,

Wilmington,

Delaware 19801,

United States.

Body Corporate

Signed:

William Craig Stern

For and on behalf of

Ancestry Ireland GP

c/o The Corporation Trust Company

Corporation Trust Center,

1209 Orange Street,

Wilmington,

Delaware 19801,

United States.

Body Corporate

Dated 2nd day of September 2011

Witness to the above signature:

Name: Judi Robinson

Address: 360 W. 4800, N. Provo, UT

Occupation: Executive Assistant